Free Writing Prospectus pursuant to Rule 433 dated April 27, 2026 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

Auto-Callable Trigger PLUS Based on the Value of the S&P 500® Index due May 5, 2031

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated April 27, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS		Payment on the Call Payment Date*
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.

If your securities are automatically called on the call observation date (i.e., on the call observation date the index closing value is equal to or greater than the initial index value), the cash payment that we would deliver for each $1,000 principal amount of your securities on the call payment date would be $1,090.00. If, for example, the index closing value on the call observation date was determined to be 125.00% of the initial index value, your securities would be automatically called and the cash payment that we would deliver on your securities on the call payment date would be 109% of the principal amount of your securities or $1,090.00 for each $1,000 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the underlying index.

*assumes the amount payable on the call payment date if the securities are automatically called will be equal to $1,090.00.

Underlying index:	S&P 500® Index (current Bloomberg symbol: “SPX Index”)
Pricing date:	expected to price on or about April 30, 2026
Original issue date:	expected to be May 5, 2026
Call observation date:	expected to be May 7, 2027
Call payment date:	expected to be May 12, 2027
Valuation date:	expected to be April 30, 2031
Stated maturity date:	expected to be May 5, 2031
Automatic call feature:

if, as measured on the call observation date, the index closing value is greater than or equal to the initial index value, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to at least $1,090.00 (set on the pricing date). No payments will be made after the call payment date.

		Hypothetical Payment Amount At Maturity
		The Securities Have Not Been Automatically Called
Payment at maturity (for each $1,000 stated principal amount of your securities):
•
if the final index value is greater than the initial index value, the sum of (i) $1,000 plus (ii) the leveraged upside payment;
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if the final index value is equal to or less than the initial index value but greater than or equal to the downside threshold level, $1,000; or
•
if the final index value is less than the downside threshold level, the product of (i) $1,000 times (ii) the index performance factor
		Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
		200.000%	225.000%
		150.000%	162.500%
		125.000%	131.250%
		110.000%	112.500%
		105.000%	106.250%
		100.000%	100.000%
		90.000%	100.000%
		80.000%	100.000%
Leveraged upside	$1,000 × leverage factor × index percent increase	79.999%	79.999%
payment:		75.000%	75.000%
Leverage factor:	125.00%	50.000%	50.000%
Index percent increase:	(final index value - initial index value) / initial index value	30.000%	30.000%
Initial index value:	the index closing value on the pricing date	25.000%	25.000%
Final index value:	the index closing value on the valuation date	0.000%	0.000%
Downside threshold level:	80.00% of the initial index value
Index performance factor:	final index value / initial index value
CUSIP / ISIN:	40059DKF3 / US40059DKF32
Estimated value range:	$895 to $955 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the S&P 500® Index. The securities may be automatically called on the call observation date.

Your securities will be automatically called if the index closing value on the call observation date is greater than or equal to the initial index value, resulting in a payment on the call payment date equal to at least $1,090.00 (set on the pricing date). No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final index value is greater than the initial index value, the return on your securities will be positive and equal to the product of the leverage factor multiplied by the index percent increase; (ii) if the final index value is equal to or less than the initial index value but greater than or equal to the downside threshold level, you will receive the principal amount of your securities; or (iii) if the final index value is less than the downside threshold level, you will receive a payment at maturity based on the index performance factor.

The securities are for investors who seek a return of at least 9% if their securities are automatically called or the potential to earn 125.00% of any positive return of the underlying index if their securities are not automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 48, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 48, general terms supplement no. 17,745 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 48, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

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Preliminary pricing supplement dated April 27, 2026
●
General terms supplement no. 17,745 dated January 20, 2026
●
Underlier supplement no. 48 dated March 24, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, accompanying underlier supplement no. 48, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 48, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your Securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

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You May Lose Your Entire Investment in the Securities
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The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Value of the Underlying Index
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The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
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The Amount You Will Receive on the Call Payment Date Will Be Capped
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Your Securities Are Subject to Automatic Redemption
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The Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date is Not Linked to the Index Closing Value at Any Time Other Than on the Call Observation Date or the Valuation Date, as the Case May Be
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
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The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
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Investing in the Securities is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
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We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
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If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

Risks Related to Conflicts of Interest

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Other Investors May Not Have the Same Interests as You

Risks Related to Tax

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Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
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Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary Market Sales

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If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
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The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
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Past Performance is No Guide to Future Performance
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Your Notes May Not Have an Active Trading Market
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The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
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The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

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Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
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Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
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You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
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Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
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The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 48:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

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If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value
▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

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The Return on Indexed Notes May Be Below the Return on Similar Securities
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The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
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An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
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An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
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We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
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Information About an Index or Indices May Not Be Indicative of Future Performance
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We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

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The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
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The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between the underlying index sponsor and the issuer, see “The Underliers – S&P 500® Index” on page S-127 of the accompanying underlier supplement no. 48.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.